September 15, 2010

Reporters May Contact:
Kelly Polonus, Great Southern Bancorp, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Appoints
Grant Q. Haden to Boards of Directors

Springfield, Mo. - Great Southern Bancorp, Inc., (NASDAQ:GSBC), the holding company for Great Southern Bank, announced today that Grant Q. Haden has been appointed to the Board of Directors of the Bank and the Holding Company, effective September 15, 2010. The addition of Haden brings the total number of directors to eight with five being independent directors.

Haden is an attorney and managing partner of Haden, Cowherd, and Bullock LLC. He was a founding shareholder and past vice chairman of the board of directors of Douglas County National Bank and Douglas County Banc Shares until the entities sold in 1991. Haden is a graduate of Drury University and obtained his law degree from the University of Missouri-Kansas City. He currently serves as a board member and third vice chairman of the board at CoxHealth Systems and board member and past president and chairman of Ozarks Trails Council, Boy Scouts of America.

Great Southern President and CEO Joseph W. Turner said, "We welcome Grant to our boards. His expertise and demonstrated leadership will bring unique perspectives on issues that will be of great value to our Company as we position ourselves for future success."

Other members of the Great Southern boards include Chairman William V. Turner, President and CEO Joseph W. Turner, William E. Barclay, Julie T. Brown, Thomas J. Carlson, Larry D. Frazier and Earl A. Steinert, Jr.

With total assets of $3.5 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 73 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select Market.

www.greatsouthernbank.com